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                                                                   EXHIBIT 10.30



February 8, 2000

Dr. Kshitij Mohan
5660 Oakwood Circle
Long Grove, IL 60047


Dear Dr. Mohan:

On behalf of Boston Scientific Corporation ("BSC"), I am very pleased to confirm our offer to you for the position of Senior Vice President R&D and Chief Technical Officer, officially reporting to James Tobin, President and Chief Executive Officer. This position will be based at our World Headquarters in Natick, Massachusetts.

This letter, the enclosed Employee Agreement, and the enclosed Code of Business Conduct summarize our understanding of the terms of your employment and provide you the means to accept our offer as described.

COMPENSATION:

Through annual and long term programs, Boston Scientific's compensation programs provide our employees with significant compensation opportunities on a pay for performance basis. The objective of these programs is to recognize and reward both individual and company performance.

* BASE SALARY Base salary for this position will be $10,577.60 per pay period, payable biweekly, equivalent to $275,017.60 on an annualized basis. Your performance and compensation will be reviewed in December 2000. Your merit increase amount will be based on performance and may be pro-rated based on your time of service.

* BSC PERFORMANCE BONUS AWARD PROGRAM You will be eligible to participate in the annual Performance Bonus Award Program beginning in 2000. Your annual target bonus opportunity will be 75% of base salary. Your first year incentive bonus will be guaranteed at 100% of your 75% target. To be eligible for payment, you must be employed on the date the award is paid.



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*    SIGN ON BONUS You will be paid a one-time sign on bonus of $150,000.00 payable as follows: An initial payment of[sic] $50,000 will be paid within one month of your official start date with the company; second payment of $50,000 will be paid after your first six months of service; and the final $50,000 will be paid after you complete one full year of service.

* LONG TERM INCENTIVE You will be nominated for a grant of a non-qualified stock option of 75,000 shares, which will provide you an opportunity for equity interest in Boston Scientific. Such options will be granted under the approved 1995 Long-Term Incentive Plan for active employees in effect on the date of this letter and will be subject to all terms of the Plan. Your options will vest over a four-(4) year period at a rate of 25% per year on the anniversary of the initial grant date.

* Additionally you will be nominated for a grant of stock of 20,000 shares, which will vest over an 18 month period of time, as follows: 50% nine months after the grant date; and 50% 18 months after the grant date.

* As part of your initial offer, you will be eligible to participate in the 2000 Long Term Incentive Stock program and be recommended for a grant of stock options for an additional 25,000 shares.

     The grant of all stock options and restricted stock are subject to the approval of the Compensation Committee of the Board of Directors of Boston Scientific. The exercise price(s) of the nonqualified stock options will be the fair market value of Boston Scientific common stock as of the date[sic] each option grant is approved by the Compensation Committee.

BENEFITS

Enclosed is descriptive literature regarding Boston Scientific's current benefit programs. Please understand that the company reserves the right to amend or terminate any of these programs, or to require or change employee premium contributions toward any benefits.

CAPACITY AND DUTIES:

As Senior Vice President R&D and Chief Technical Officer, you will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for BSC and to abide by all policies and procedures of BSC as in effect from time to time.





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MISCELLANEOUS:

All payments by BSC under this letter will be reduced by taxes and other amounts required to be withheld by BSC under applicable law. Compensation programs and benefits will be applied to you on the same terms as are applicable to other participants and are subject to modification, termination or replacement from time to time at the discretion of BSC.

Should you be terminated by the Company not for cause within your first year of employment, the Company will pay you any remaining portion of your "sign on bonus"; and will immediately vest any unvested shares of the restricted stock grant described above.

If you desire, BSC will introduce you to one of the Partners at Ernst and Young for services rendered by a qualified tax consultant. The services provided will be for advice pertaining to the tax treatment of relocation and compensation in this offer package. Tax obligations resulting from your acceptance of this offer are your sole responsibility and are not intended to be part of the reimbursement.

Additionally, BSC provides Executive Members up to twenty-five thousand dollars for expenses related to executive benefits such as tax, legal, health, and financial services. I will explain this to you in more detail when we meet.

RELOCATION

In consideration of your relocation to the MetroWest Boston area, BSC will provide assistance as outlined in the enclosed document. Please contact Jean Majczek of The Relocation Department to begin the process. Jean can be reached at 1-888-458-7356.

ACCEPTANCE

This offer letter is contingent upon an acceptance date no later than February 18, 2000, and a starting date to be mutually agreed upon, but no later than April 17, 2000. (tentative start date April 10, 2000)

Please indicate your acceptance of this offer and the terms described in the enclosed Code of Business Conduct by signing and returning a copy of this letter and the Employee Agreement to myself. The Code of Business Conduct should be retained by you for your records.



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This letter and the Employee Agreement together contain the entire agreement between you and BSC concerning your employment and all related matters. An amendment of this letter or the Employee Agreement will only be effective if in writing and signed by both you and an authorized representative of BSC. In accepting this offer, you give us your assurance that you have not relied on any other agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter or the Employee Agreement.

Dr. Mohan, we believe that the opportunity here with Boston Scientific will be a mutually rewarding one and we look forward to your acceptance of this offer by returning a signed copy to me at Boston Scientific.



Sincerely,


/s/ Robert MacLean
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Robert MacLean
Senior Vice President Human Resources
Boston Scientific




Accepted: /s/ Kshitij Mohan                      Date: February 18, 2000
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          Kshitij Mohan